Exhibit 99.1

Designated Filer:	James R. Levy
Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]
Date of Event Requiring Statement:	May 12, 2014

Explanation of Responses:

(1) James R. Levy (the “Reporting Person”) is a director of Laredo Petroleum, Inc., a Delaware corporation (f/k/a Laredo Petroleum Holdings, Inc.) (the “Issuer”), a Partner of Warburg Pincus & Co., a New York general partnership (“WP”), and a Member and Managing Director of Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with “WP”, the “Warburg Pincus Entities”). On May 12, 2014, Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ( “WP IX”), distributed, which distribution did not constitute a purchase or sale of securities, an aggregate of 4,039,984 shares (the “WP IX Distribution Shares”) of common stock (“Common Stock”) of the Issuer held by it, in the aggregate, to its partners on a pro rata basis (the “WP IX Distribution”), for no consideration and Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership, and an affiliated partnership (collectively, “WP X”), distributed, which distribution did not constitute a purchase or sale of securities, an aggregate of 1,057,404 shares (the “WP X Distribution Shares” and together with the WP IX Distribution Shares, the “WP Distribution Shares”) of Common Stock of the Issuer held by them, in the aggregate, to their respective partners on a pro rata basis (the “WP X Distribution”, and together with the WP IX Distribution, the “WP Distribution”), for no consideration.

In connection with the WP Distribution, an aggregate of 2,758 Distribution Shares were transferred to the Reporting Person.  Following the WP Distribution, the Reporting Person beneficially owns 35,796 shares of Common Stock of the issuer, which includes 24,626 shares of restricted Common Stock of the Issuer that were issued to him in his capacity as a director of the Issuer.  Due to his relationships with the Warburg Pincus Entities, the Reporting Person may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) in an indeterminate portion of the shares of the Issuer held by WP IX and WP X.  The Reporting Person disclaims beneficial ownership of the shares of the Issuer held by WP IX and WP X, except to the extent of any direct pecuniary interest therein.

This Form 4 shall not be deemed an admission that the Reporting Person or any other person referred to herein is a beneficial owner of the shares of Common Stock held by WP IX and WP X for purposes of Section 16 of the Exchange Act or for any other purpose or that the Reporting Person or other person has an obligation to file this Form 4 except, in each case, to the extent it or he has a pecuniary interest in such shares of Common Stock for purposes of Section 16 of the Exchange Act.